Exhibit 10.1

HEALTH CATALYST, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Health Catalyst, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the Annual Meeting of Stockholders of the Company in June, 2024 (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

1.    Cash Retainers

(a)     Additional Annual Retainers for Committee Membership:

Audit Committee Chairperson: $22,500

Audit Committee member: $10,000

Compensation Committee Chairperson: $15,000

Compensation Committee member: $7,500

Nominating and Corporate Governance Committee Chairperson: $10,000

Nominating and Corporate Governance Committee member: $5,000

Transactions Committee Chairperson: $10,000

Transactions Committee member: $5,000

(b)     Additional Retainer for Non-Executive Chairman of the Board: $30,000 to acknowledge the additional responsibilities and time commitment of the role.

All cash retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. If an Outside Director does not serve as an Outside Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Outside Director will be prorated for the portion of such calendar quarter actually served as an Outside Director, or in such position, as applicable.

Notwithstanding the foregoing, all Outside Directors may elect to receive (i) fully vested restricted stock units in lieu of the cash retainer noted above or (ii) receive 50% of the cash retainer noted above in the form of fully vested restricted stock units (“Equity Election”). Each Equity Election must be submitted to the Company in the form and manner specified by the Board or its Compensation Committee (the “Compensation Committee”). An individual who fails to make a timely Equity Election will not receive a restricted stock unit award and instead will receive the applicable annual retainer in cash. Equity Elections must comply with the following timing requirements:

•Initial Election. Each individual who first becomes an Outside Director may make an Equity Election with respect to cash retainer payments scheduled to be paid in the same calendar year as such individual first becomes a Non-Employee Director (the “Initial Equity Election”). The Initial Equity Election must be submitted to the Company on or before the date that the individual first becomes a Non-Employee Director (the “Initial Election Deadline”), and the Initial Equity Election will become final and irrevocable as of the Initial Election Deadline.

•Annual Election. No later than April 30th of each calendar year, or such earlier deadline as may be established by the Board or the Compensation Committee, in its discretion (the “Annual Election Deadline”), each individual who is an Outside Director as of immediately before the Annual Election Deadline may make an Equity Election with respect to the cash retainer relating to services to be performed following the next applicable Annual Meeting of the Stockholders (the “Annual Equity Election”). The Annual Equity Election must be submitted to the Company on or before the applicable Annual Election Deadline and will become effective and irrevocable as of the next applicable Annual Meeting of the Stockholders.

2.    Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

(a)     Value. For purposes of this Policy, “Value” means with respect to (i) any award of stock options the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718; and (ii) any award of restricted stock and restricted stock units the product of (A) the average closing market price on the NASDAQ (or such other market on which the Company’s Common Stock is then principally listed) of one share of the Company’s Common Stock over the trailing 30-day period ending on the last day of the month immediately prior to the month of the grant date or if the Company’s Common Stock has been listed and traded for less than 30 days prior to the month of the grant date, then the average closing market price on the NASDAQ (or such other market on which the Company’s Common Stock is then principally listed) of one share of the Company’s Common Stock over the total trailing period ending on the day immediately prior to the grant date and (B) the aggregate number of shares pursuant to such award.

(b)    Revisions. Subject to approval from the Board of Directors, the Compensation Committee in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.

(c)    Sale Event Acceleration. In the event of a Sale Event (as defined in the Company’s 2019 Stock Option and Incentive Plan (the “2019 Plan”)), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and exercisable.

(d)    Initial Grant. Upon initial election to the Board of Directors, each new Outside Director will receive an initial, one-time grant of restricted stock units (the “Initial Grant”) with a Value of $225,000 that vests in three equal annual installments over three years; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. This Initial Grant applies to Outside Directors who are first elected to the Board of Directors effective as of or subsequent to the Company’s initial public offering.

(e)    Annual Grant. On the date of the Company’s Annual Meeting of Stockholders, each Outside Director who will continue as a member of the Board of Directors following such Annual Meeting of Stockholders will receive a grant of restricted stock units on the date of such Annual Meeting (the “Annual Grant”) comprised of a total Value of the following grants applicable to such Outside Director that vest in full on the one-year anniversary of the grant date or the next Annual Meeting of Stockholders; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

(i)    Annual Equity Long-Term Incentive: $140,000

(ii)    Annual Retainer for Board Membership: $45,000 for general availability and participation in meetings and conference calls of our Board of Directors. No additional compensation for attending individual Board meetings.

(f)    Equity Election In Lieu of Cash. Each Outside Director that makes an Equity Election and continues to be a member of the Board of Directors, shall receive on September 1, December 1, March 1 and June 1 following such election a grant of restricted stock units with a total Value equal to the applicable quarterly cash retainer amounts noted in Section 1 earned in the prior quarter that are subject to the Equity Election, each of which shall immediately vest on the date of such grant.

3.    Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any Committee thereof.

4.    Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any Outside Director in a calendar year period shall not exceed (i) $1,000,000 in the first calendar year an individual becomes an Outside Director and (ii) $500,000 in any other year (or in each case, such other limits as may be set forth in Section 3(b) of the 2019 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with ASC 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Date Policy Approved: February 20, 2024